Exhibit 99.2

For Immediate Release
March 17, 2005

COLLINS & AIKMAN ANNOUNCES DELAY IN FORM 10-K FILING, RESTATEMENT AND UNAUDITED SUMMARY
RESULTS FOR 2004

TROY, Mich. — Collins & Aikman Corporation (NYSE: CKC) announced today the following:

•	The Company did not file its Annual Report on Form 10-K containing fiscal 2004 audited financial statements by its due date yesterday since it requires additional time to complete the review of the accounting issues referred to below, the financial reporting process, and the Company’s assessment of controls over financial reporting. As permitted by Rule 12b-25 under the Securities Exchange Act of 1934, the Company today filed a notification providing that, among other things, its Form 10-K filing will nonetheless be timely filed if it is filed no later than 15 calendar days after its original due date. The audit, and other necessary work required for the Form 10-K to be filed, may not be completed within that extended time frame.

•	During the course of finalizing its financial statements for its fiscal year ended December 31, 2004, the Company identified certain accounting for supplier rebates that led to premature or inappropriate revenue recognition or that was inconsistent with relevant accounting standards and the Company’s policies and practices. The Company immediately initiated an internal review of these matters and expects to restate its results for the nine months ended September 30, 2004 to reflect the correct accounting for these rebates. The Company is continuing to evaluate whether a restatement of its 2003 results will be necessary. The Company presently expects to reduce its previously reported operating income by $10 — $12 million for the nine months ended September 30, 2004. The Company’s outside auditors have not reviewed these conclusions, and additional adjustments may be required.

Preliminary Summary Results

The Company further announced today anticipated summary results for 2004, which reflect the Company’s present assessment of the impact of the accounting issues referred to above, and are subject to change. The Company announced fourth quarter 2004 net sales of $937 million compared to $1.013 billion in the fourth quarter of 2003, a 7.5% decrease which mainly reflects reduced volumes in the fourth quarter on several key North American programs and the delay in new program launches that were scheduled for the fourth quarter. For the full-year 2004, the Company reported sales of $3.904 billion compared to $3.983 billion for 2003. Additional information regarding the Company’s results of operations will be available via the teleconference and related slide presentation referred to elsewhere in this press release.

During the fourth quarter 2004, the Company continued to achieve solid marketing progress by adding more than $175 million of annual newly booked business. This brings the last-twelve-months’ total to over $880 million. These programs begin with model years incepting 2005 to 2008. A significant win for the quarter included an instrument panel, cockpit and console program for a valued European customer. Additionally, the Company secured numerous contracts for our instrument panel, carpet and acoustic, accessory mat and plastic interior trim products.

The Company has completed its annual impairment test as required by SFAS 142 as of November 1, 2004 and took into consideration, among other factors, the impact of increased raw material prices in 2004, increased pricing pressure from customers, general economic conditions, the state of the automotive industry, and other factors beyond management’s control. The Company determined that the fair values of its U.S. and Mexico Plastics reporting unit and its Global Fabrics reporting unit were less than the respective units’ carrying values. As a result, the Company expects to recognize an impairment charge of approximately $500 million, which will reduce U.S. and Mexico Plastics’ goodwill by approximately $325 million and Global Fabrics’ goodwill by approximately $175 million.

The Company has also performed an analysis of future taxable income and believes that there is now sufficient negative evidence and uncertainty as to the timing of when the appropriate level of taxable income will be generated in the U.S. to recover the deferred tax assets, necessitating a full valuation allowance against those deferred tax assets. As a result, the Company’s provision for income taxes for the fourth quarter of 2004 includes a write down of the U.S. and Italian net deferred tax assets of $175 million. In addition, the impact of the valuation allowance on the 2004 operating results for the U.S. and Italy was approximately $25 million.

The above preliminary results have not been audited or reviewed by the Company’s outside auditors and may be impacted by our continuing review of the accounting matters referred to herein, any expansion in the number of transactions under review and new information or situations that may arise prior to completion of the audit. These results are summary and a complete disclosure of financial statements would necessarily reveal additional information that the Company is not presently in a position to provide.

EBITDA before Restructuring and Impairment Charges

EBITDA before restructuring and impairment charges is expected to be approximately $72 — $73 million for the fourth quarter of 2004. The fourth quarter 2003 EBITDA before restructuring and impairment charges was $91 million. EBITDA before restructuring and impairment charges for the full year 2004 is expected to be approximately $320 — $321 million. The comparable result for 2003 was $311 million. Due to the status of the accounting investigation and the pending audit, we are not presenting net income at this time. A reconciliation of our EBITDA before restructuring and impairment charges, a non-GAAP financial measure, to U.S. GAAP operating income, our most comparable GAAP figure, is set out in the attached reconciliation schedule. The Company believes that EBITDA is a meaningful measure of performance as it is commonly utilized in the industry to analyze operating performance. EBITDA should not be construed as income from operations, net income (loss) or cash flow from operating activities as determined by generally accepted accounting principles. Other companies may calculate EBITDA differently.

Net Debt and Liquidity

The Company’s net debt, including outstandings under an off-balance sheet accounts receivable facility, was $1.613 billion at December 31, 2004. As of December 31, 2004 the Company had undrawn commitments under its revolver and accounts receivable facility, along with cash equivalents, of $86 million. The liquidity available to the Company in the ordinary course is impacted by seasonal factors, the timing of cash inflows and outflows and the general level and timing of industry build volumes. In general, the Company’s cash requirements are highest during the first two to three weeks of a month. In the first quarter, the Company’s cash requirements increased due primarily to slow industry build volumes, the timing of interest payments and the termination of certain accelerated pay programs. The Company has taken several actions to enhance its liquidity position, including agreements with customers, and modifying its accounts receivable securitization facility to increase the advance rate and availability. Continued access to credit facilities in satisfactory amounts is essential to the Company. Adverse developments in our cash flows or credit terms could materially impact us. Certain impacts of the delay in our Form 10-K filing and the accounting matters under our facilities are discussed below.

Internal Accounting Investigation and Related Matters

In the ordinary course, the Company has received and continues to receive rebates as a result of arms length transactions with its vendors. Depending upon the terms of the rebate agreement, these rebates are either recognizable in the quarter in which the rebate agreement is reached or recognized over an appropriate future period. In the course of finalizing the Company’s 2004 financial results, the Company identified certain issues related to accounting for supplier rebates that led to premature or inappropriate income recognition or that was inconsistent with relevant accounting standards and the Company’s policies and practices. The Company immediately initiated a review of all vendor rebates it received from 2002 through 2004 to ensure that it has properly recognized the rebates in the appropriate quarterly period. The Company has completed its accounting review of these rebates, but expects to undertake a thorough review of its controls, procedures and other circumstances that led to the premature or inappropriate income recognition and that was inconsistent with relevant accounting standards and the Company’s policies and practices. The nature and scope of that review is under consideration. The Company’s Audit Committee and outside auditors have been informed of these issues and are evaluating an appropriate course of action.

The Company’s internal review of vendor rebates covered an aggregate of approximately $88 million of vendor transactions in fiscal years 2002 through 2004. Of such amount, the Company believes that net adjustments of approximately $10 — $12 million, are required primarily occurring during fiscal 2004. The Company expects to restate its results for the nine months ended September 30, 2004 to reflect these revisions. The Company is continuing to evaluate whether a restatement of its 2003 results will be necessary. We have not taken into account this impact in our preliminary report of 2004 results. These preliminary results remain subject to material change and have not been reviewed by our outside auditors.

The Company is working towards completion of its assessment of internal controls over financial reporting required under Section 404 of the Sarbanes-Oxley Act and has concluded that certain material weaknesses, in addition to the matters leading to the restatement described above, existed at December 31, 2004, but its assessment of the effectiveness of the Company’s control over financial reporting is ongoing and the extent of those material weaknesses remains under review. The Company’s outside auditor is in the process of completing its audit of internal controls over financial reporting and has communicated the existence of material weaknesses. The potential material weaknesses identified include the following: (i) the adequacy of the Company’s resources with appropriate accounting expertise to address accounting and reporting matters in certain areas, including revenue recognition, vendor arrangements and post-retirement benefits, and to supervise the Company’s decentralized and disparate accounting environment and ensure an appropriate segregation of duties; (ii) the adequacy of the Company’s internal audit function’s resources and ability to monitor compliance with established policies and procedures; (iii) the effectiveness of certain information technology controls and the sufficiency of documentation to assess the effectiveness of such controls including embedded system application controls; (iv) the adequacy of procedures to consistently identify and reconcile fixed assets and periodically review assets for impairment; and (v) the completeness and consistent adherence to Company policies and procedures. These issues include a range of documentation-related issues and reconciliation issues. Other material weaknesses may be identified as a result of further investigation of the circumstances surrounding the expected restatement arising from vendor rebates. Our review and the audit is ongoing.

While the Company has implemented remediation steps with respect to certain significant deficiencies and material weaknesses, a number of issues still need to be addressed. The Company’s remediation plans include the assignment of specific resources with given timelines for each finding. Measurement criteria have also been established to monitor the progress of these remediation efforts. To ensure that the Company addresses these issues thoroughly, effectively, and timely, the internal audit department has been supplemented with the services of several outside specialists. Further required remediation will be identified and undertaken as a result of the internal accounting investigation.

Impact on Financing Arrangements

The Company intends to operate in the ordinary course, but it cannot presently comment upon the timing for completion of, or the ultimate scope or outcome of, the internal accounting investigation, the audit and the restatements. Until the audit and any restatements are complete, it will be difficult to determine the full scope of any financial restatement or prior period adjustments arising from these irregularities. Consequently, the Company is still evaluating its financial covenant compliance under its senior credit facility, as well as other compliance issues under other financing arrangements. If necessary or desirable, the Company will seek a waiver of relevant provisions.

The Company is obligated to provide audited financial statements under a number of its debt, receivables facility, operating lease and other agreements within prescribed periods. The Company relies upon its receivables facility with GE Capital Corporation for its liquidity and the unavailability of funds thereunder would be material and adverse. The Company has received waivers of various provisions of its receivables financing facility and its Hermosillo, Mexico funding arrangements, both of which are held by GE Capital Corporation, so that it will continue to provide the Company with access to financing under those facilities in the ordinary course of business until May 20, 2005, absent certain new adverse developments. The Company also intends to seek waivers and amendments of its bank credit facilities and of various lease agreements, as required or desirable. There can be no assurance that any other required or desirable waivers will be received on a timely basis and the failure to obtain waivers could be material and adverse.

Heartland Investment in Preferred Stock held by Textron

The Company also announced today that it has been informed that its largest shareholder, Heartland Industrial Partners, L.P., has entered into an agreement with Textron Inc. that gives Heartland and its designees the right to acquire all of the Series A-1 and B-1 Preferred Stock currently outstanding. It is presently anticipated that Heartland will acquire a majority of the outstanding preferred stock itself and will seek co-investors for the balance, although such co-investment may not occur.

Public Briefing

As previously announced, the Company will hold a briefing with automotive institutional investors and security analysts, news media representatives and other interested parties, including its security holders, at 10:00 a.m. EST on Thursday, March 17, 2005 to discuss the matters described in this press release.

To participate by phone, please dial (973) 582-2745. The briefing will also be audio webcast, on our website at: www.collinsaikman.com/investor/confcalls.html. A slide presentation will also be used in conjunction with this teleconference and will be available on the Company’s website.

Collins & Aikman Corporation, a Fortune 500 company, is a global leader in cockpit modules and automotive floor and acoustic systems and is a leading supplier of instrument panels, automotive fabric, plastic-based trim, and convertible top systems. Headquartered in Troy, Michigan, we have a workforce of approximately 23,000 and a network of more than 100 technical centers, sales offices and manufacturing sites in 17 countries throughout the world. Information about Collins & Aikman is available on the Internet at http://www.collinsaikman.com.

Cautionary Statement Concerning Forward-Looking Information

The foregoing reflects the Company’s views about the accounting investigation, its financial condition, performance and other matters that constitute “forward-looking” statements, as that term is defined by the federal securities laws. You can find many of these statements by looking for words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “should,” “continue,” “predict,” “preliminary” and similar words used herein. These forward-looking statements are intended to be subject to the safe harbor protection provided by the federal securities laws. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Because the statements are subject to risks and uncertainties, actual developments and results may differ materially from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof.

Various factors that may affect actual outcomes and performance and results include, but are not limited to, general economic conditions in the markets in which the Company operates, declines in North American, South American and European automobile and light truck builds; labor costs and strikes at the Company’s major customers and at the Company’s facilities; fluctuations in the production of vehicles for which we are a supplier; changes in the popularity of particular car models, particular interior trim packages or the loss of programs on particular vehicle models; dependence on significant automotive customers; the level of competition in the automotive supply industry and pricing pressure from automotive customers; risks associated with conducting business in foreign countries; and fluctuation in the price of certain raw materials, including resins and other petroleum-based products. In addition, the following may have a material impact on actual outcomes and performance and results: the results of the pending investigation; the Company’s ability to maintain satisfactory relations with its sources of liquidity, suppliers, customers and creditors; the Company’s high leverage and ability to service its debt; and the impact of any defaults under its material agreements and debt instruments.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue. The Company does not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

Contact:	Bryce Koth	David A. Youngman
	Chief Financial Officer	Director Corporate Communications
	(248) 824-1520	(248) 733-4355
	bryce.koth@colaik.com	david.youngman@colaik.com

COLLINS & AIKMAN
SUPPLEMENTAL DATA — PRELIMINARY EBITDA RECONCILIATION SCHEDULE
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003
		(In millions)
Operating income	$(475)	$30	$(409)	$102
Depreciation and amortization	42	39	155	140

EBITDA	$(433)	$69	$(254)	$242

Memo:
Goodwill Impairment	$500		$500
Restructuring charges	1	$14	30	$41
Impairment of long-lived assets	5	7	45	28

Total restructuring and impairment charges	$506	$21	$575	$69

This supplemental data presented above is a reconciliation of a certain financial measure which is intended to facilitate analysis of Collins & Aikman Corporation’s business and operating performance.

EBITDA is defined as operating income plus depreciation and amortization. The company believes that EBITDA is a meaningful measure of performance as it is commonly utilized in the industry to analyze operating performance. EBITDA should not be construed as income from operations, net income (loss) or cash flow from operating activities as determined by generally accepted accounting principles. Other companies may calculate EBITDA differently.

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